Exhibit 99.1
FOR IMMEDIATE RELEASE
For more information contact:
Cindy Green
Director of Investor Relations
817-224-1461
cindy.green@dyn-intl.com
DynCorp International Inc. Reports First Quarter Fiscal Year 2010 Financial Results and
Raises Guidance
•	Revenue increased to $785.2 million or 9.5% over Q1 FY09
•	Diluted earnings per share of $0.36 or 16.1% over Q1 FY09
•	EBITDA increased $58.5 million or 11.9% over Q1 FY09
•	DSO was 71 days resulting in a cash balance of $159.3 million after $33.5 million of debt reduction
Falls Church, Va. — August 5, 2009 — DynCorp International Inc. (DynCorp International) (NYSE: DCP), a provider of specialized mission-critical services to civilian and military government agencies, today reports strong financial results for its first quarter fiscal year 2010 ended July 3, 2009.
“Overall, we are very pleased with the company’s performance in the first quarter and are confident we will achieve our raised guidance for fiscal year 2010. Our first quarter results along with major task order wins on WPPS and LOGCAP IV give us a strong start to the year and position us well for long-term growth” said William L. Ballhaus, DynCorp International’s Chief Executive Officer. “Our core competencies in platform support and stabilization and development solutions are well aligned with the U.S. Government’s focus on the application of smart power to support national security and foreign policy objectives.”
First Quarter Fiscal Year 2010 Results Compared to First Quarter Fiscal Year 2009
Revenue for the first quarter of fiscal year 2010 increased by 9.5% to $785.2 million from $716.8 million for the first quarter of fiscal year 2009. Operating income was $52.5 million for the first quarter of fiscal year 2010 compared to $40.0 million for the first quarter of fiscal year 2009 or an increase of 31.3%. Diluted earnings per share were $0.36 for the first quarter of fiscal year 2010 compared to $0.31 for the first quarter of fiscal year 2009 or an increase of 16.1%. EBITDA for the quarter was $58.5 million, an increase of 11.9% from the corresponding quarter from last fiscal year.

Revenue for the Global Stabilization and Development Solutions (GSDS) segment for the first quarter of fiscal year 2010 increased to $284.1 million, up $14.5 million or 5.4% compared to the first quarter of fiscal year 2009. GSDS revenue benefited from the LOGCAP IV Kuwait task orders as well as scope increases on the Africa Peacekeeping Program in Somalia. The increases in the GSDS segment were partially offset by delays on our Afghanistan construction contracts.
Revenue for the Global Platform Support Solutions (GPSS) segment for the first quarter of fiscal year 2010 decreased to $303.6 million, down $26.0 million, or 7.9% compared to the first quarter of fiscal year 2009. GPSS revenue benefited from the increased scope of services on the MRAP contract and increases on the Counter Narcotics Technical Program Office (CNTPO); however, it was offset by declines in other areas including certain Field Teams task orders for work at Ft. Hood, a portion of the work at Ft. Campbell and services provided in Korea. Also contributing to this decrease was the prior year completion of construction work in Afghanistan on the INL Air Wing program.
Revenue for the Global Linguist Solutions (GLS) segment increased to $198.3 million for the first quarter of fiscal year 2010, up $79.9 million, or 67.5%, from the comparable period in fiscal year 2009. GLS experienced an increase year-over-year due to the benefit of a full quarter of program performance this year compared to the partial quarter of performance a year ago due to the transition period. Also contributing to the revenue increase is the recognition of award fee this quarter versus no award fee recognized a year ago.
Operating income increased 31.3%, to $52.5 million for the first quarter of fiscal year 2010, compared to $40.0 million in the first quarter of fiscal year 2009. The increase in the first quarter of fiscal year 2010 was driven, principally, by a combination of revenue growth, benefits from selling, general and administrative (SG&A) efficiencies and the impact of prior years’ severance in the first quarter of fiscal year 2009. These increases were partially offset by additional contract losses from our Afghanistan construction of $3.2 million.
Operating cash flow increased $76.5 million to $5.4 million in the first quarter of fiscal year 2010, compared to $71.1 million of cash used in the first quarter of fiscal year 2009. The increase was driven by the use of cash associated with the ramp up of the INSCOM contract a year ago. Also contributing to this increase was net income growth and continued focus on SG&A expense and working capital management. Days sales outstanding (DSO) was 71 days at the end of the first quarter of fiscal year 2010, compared to 82 days at the end of the first quarter of fiscal year 2009. The DSO improvement was due to the billing and collection improvements implemented in fiscal year 2009.
During the first quarter of fiscal year 2010, we repurchased a portion of our senior subordinated notes and made a contractual $23.4 million repayment on our term debt based on excess cash flow from fiscal year 2009. After these financing activities, we ended the quarter with $159.3 million of cash. Net debt, which is total debt less cash and cash equivalents, was $407.1 million as of July 3, 2009, a reduction of $151.0 million as compared to the same quarter a year ago. Total debt was $566.4 million at July 3, 2009, a reduction of $33.5 million from April 3, 2009.
Backlog as of July 3, 2009 was $6.7 billion as compared to $6.3 billion as of April 3, 2009, primarily due to a new Worldwide Personal Protective Services(WPPS) task order which is expected to ramp up in our second fiscal quarter of 2010. Included in total backlog is $2.9 billion from the GLS joint venture and $79 million from LOGCAP IV. DynCorp International’s estimated remaining contract value as of July 3, 2009 was $8.7 billion.

Fiscal Year 2010 Guidance
DynCorp International is revising the previously provided guidance for its fiscal year ending April 2, 2010. Revenue has been increased to a range of $3,300 — $3,500 million from $3,250 — $3,450 million; EBITDA has been increased to a range of $242 — $252 million from $230 — $240 million; and diluted EPS has also been increased to a range of $1.46 — $1.58 from $1.42 — $1.54. The increase in fiscal year 2010 guidance is a result of key program wins under the WPPS and LOGCAP IV contracts combined with solid first quarter performance.
FY 2010

Revenue	$3,300 – $3,500 million
EBITDA	$242 – $252 million
Diluted earnings per share	$1.46 – $1.58

Conference Call
The Company will host a conference call at 8:30 a.m. EDT on Wednesday, August 5, 2009 to discuss first quarter fiscal year 2010 financial results. To participate in the conference call, dial (866) 871-0758 and enter conference ID number 18847629. International callers should dial (706) 634-5249 and enter the same conference ID number above. A telephonic replay will be available from 10:30 a.m. EDT on August 5, 2009, through 11:59 a.m. EDT on September 5, 2009. To access the replay, please dial (800) 642-1687 or (706) 645-9291 and enter ID number 18847629.
About DynCorp International
DynCorp International Inc., through its operating company DynCorp International LLC, is a provider of specialized mission-critical services to civilian and military government agencies worldwide, and operates major programs in law enforcement training and support, security services, base operations, aviation services, contingency operations and logistics support. DynCorp International is headquartered in Falls Church, Va. For more information, visit www.dyn-intl.com.
Reconciliation to GAAP
In addition to the DynCorp International’s financial results reported in accordance with accounting principles generally accepted in the United States of America (GAAP) included in this press release, DynCorp International has provided certain financial measures that are not calculated according to GAAP. Management believes these non-GAAP financial measures are useful in evaluating operating performance and are regularly used by security analysts, institutional investors and other interested parties in reviewing DynCorp International. Non-GAAP financial measures are not intended to be a substitute for any GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of the performance of other companies.
For a reconciliation of non-GAAP financial measures to the comparable GAAP financial measures, please see the financial schedules accompanying this release.
Forward-looking Statements
Certain statements made in this announcement may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding the expectations of management with respect to revenue and profitability. All of these forward-looking statements are based on estimates and assumptions made by the Company’s management that, although believed by the Company to be reasonable, are inherently uncertain. Forward-looking statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental, and technological factors outside of the Company’s control that may cause its business, strategy or actual results or events to differ materially from the statements made herein. These risks and uncertainties may include, but are not limited to, the following: our substantial level of indebtedness; policy and/or spending changes implemented by the Obama administration; termination of key U.S. government contracts; changes in the demand for services the Company provides; pursuit of new commercial business in the U.S. and abroad; activities of competitors including bid protests; changes in significant operating expenses; changes in availability of or cost of capital; general political, economic and business conditions in the U.S. and abroad; acts of war or terrorist activities; variations in performance of financial markets; the inherent difficulties of estimating future contract revenue; anticipated revenue from indefinite delivery, indefinite quantity contracts; expected percentages of future revenue represented by fixed-price and time-and-materials contracts; and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. Given these risks and uncertainties, you are cautioned not to place undue reliance on forward-looking statements. The Company’s actual results could differ materially from those contained in the forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as required by law.
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(Financial tables follow)

DYNCORP INTERNATIONAL INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except per share data)

	Fiscal Quarter Ended(1)
	July 3, 2009	July 4, 2008
	(unaudited)	(unaudited)

Revenue	$785,177	$716,794

Cost of services	(699,093)	(638,389)
Selling, general and administrative expenses	(23,438)	(27,851)
Depreciation and amortization expense	(10,145)	(10,560)

Operating income	52,501	39,994

Interest expense	(14,610)	(14,215)
Other, net	1,180	2,166

Income before income taxes	39,071	27,945
Provision for income tax	(12,627)	(9,316)

Net income	26,444	18,629
Noncontrolling interest	(5,799)	(649)

Net income attributable to DynCorp International Inc.	$20,645	$17,980

Earnings per share:
Basic and diluted	$0.36	$0.31

	Fiscal Quarter Ended(1)
(% of Revenue)	July 3, 2009	July 4, 2008
	(unaudited)	(unaudited)

Revenue	100.0%	100.0%

Cost of services	(89.0%)	(89.1%)
Selling, general and administrative expenses	(3.0%)	(3.9%)
Depreciation and amortization expense	(1.3%)	(1.5%)

Operating income	6.7%	5.6%

Other (expense) income:
Interest expense	(1.9%)	(2.0%)
Other, net	0.2%	0.3%

Income before income taxes	5.0%	3.9%
Provision for income tax (as a percentage of income before income tax)	(32.3%)	(33.3%)
Net income	3.4%	2.6%
Noncontrolling interest	(0.7%)	(0.1%)

Net income attributable to DynCorp International Inc.	2.6%	2.5%

(1)	The fiscal quarter ended July 3, 2009 was a 13-week period from April 4, 2009 to July 3, 2009. The fiscal quarter ended July 4, 2008 was a 14-week period from March 29, 2008 to July 4, 2008.

DYNCORP INTERNATIONAL INC.
RECONCILIATION OF EBITDA
(In thousands)

	Fiscal Quarter Ended(4)
	July 3, 2009	July 4, 2008
	(unaudited)	(unaudited)

Net income attributable to DynCorp International Inc.	$20,645	$17,980
Income tax provision	12,627	9,316
Interest expense and swap ineffectiveness(1)	14,836	14,215
Depreciation and amortization(2)	10,424	10,811

EBITDA(3)	$58,532	$52,322

(1)	Includes net gain/loss from early extinguishment of debt and interest rate swap losses recorded in Other, net on our Condensed Consolidated Statement of Income.

(2)	Amount includes certain depreciation and amortization amounts which are classified as cost of services on our Condensed Consolidated Statements of Income.

(3)
We define EBITDA as GAAP net income attributable to DynCorp International Inc. adjusted for interest, taxes, depreciation and amortization and a portion of other expense related to interest rate swap losses. We believe these non-GAAP financial measures are useful in evaluating operating performance and are regularly used by security analysts, institutional investors and other interested parties in reviewing the Company. Non-GAAP financial measures are not intended to be a substitute for any GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of the performance of other companies.

(4)	The fiscal quarter ended July 3, 2009 was a 13-week period from April 4, 2009 through July 3, 2009. The fiscal quarter ended July 4, 2008 was a 14-week period from March 29, 2008 through July 4, 2008.

DYNCORP INTERNATIONAL INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	As of
	July 3, 2009	April 3, 2009
	(unaudited)	(unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$159,293	$200,222
Restricted cash	5,700	5,935
Accounts receivable, net of allowances of $348 and $68	639,470	564,432
Other current assets	110,025	124,214

Total current assets	914,488	894,803

Non-current assets	631,137	644,411

Total assets	$1,545,625	$1,539,214

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current portion of long-term debt	$—	$30,540
Other current liabilities	$449,131	$424,266

Total current liabilities	$449,131	$454,806

Long-term debt, less current portion	566,383	569,372
Other long-term liabilities	5,618	6,779

Total shareholders’ equity attributable to DynCorp International Inc.	518,658	497,521
Noncontrolling interest	5,835	10,736

Total equity	524,493	508,257

Total liabilities and shareholders’ equity	$1,545,625	$1,539,214

DYNCORP INTERNATIONAL INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Fiscal Quarter Ended(1)
	July 3, 2009	July 4, 2008
	(unaudited)	(unaudited)

Cash flows from operating activities:	$5,448	$(71,131)

Cash flows from investing activities:	(1,294)	(1,451)

Cash flows from financing activities:	(45,083)	20,703

Net increase/(decrease) in cash and cash equivalents	(40,929)	(51,879)
Cash and cash equivalents, beginning of period	200,222	85,379

Cash and cash equivalents, end of period	$159,293	$33,500

(1)	The fiscal quarter ended July 3, 2009 was a 13-week period from April 4, 2009 through July 3, 2009. The fiscal quarter ended July 4, 2008 was a 14-week period from March 29, 2008 through July 4, 2008.

DYNCORP INTERNATIONAL INC.
OTHER CONTRACT DATA
(In millions)

	As of
	July 3, 2009	April 3, 2009
	(unaudited)	(unaudited)
Backlog(1):
Funded backlog	$1,506	$1,431
Unfunded backlog	5,182	4,867

Total backlog (2)	$6,688	$6,298

Estimated remaining contract value(3)	$8,743	$8,415

(1)
Backlog consists of funded and unfunded amounts under contracts. Funded backlog is equal to the amounts actually appropriated by a customer for payment of goods and services less actual revenue recognized as of the measurement date under that appropriation. Unfunded backlog is the actual dollar value of unexercised priced contract options and the unfunded portion of exercised contract options. Most of our U.S. government contracts allow the customer the option to extend the period of performance of a contract for a period of one or more years. These priced options may or may not be exercised at the sole discretion of the customer. Historically, it has been our experience that the customer has typically exercised contract options.

(2)	As of July 3, 2009 and April 3, 2009, the backlog related to GLS was $2.9 billion and $3.1 billion, respectively, and is included in unfunded backlog in the table above.

(3)
Estimated remaining contract value represents total backlog plus management’s estimate of future revenue under IDIQ contracts for task or delivery orders that have not been awarded. Future revenue represents management’s estimate of revenue that will be recognized from the end of current task orders until the end of the IDIQ contract term and is based on our experience and performance under our existing contracts and management judgments and estimates with respect to future task or delivery order awards. Although we believe our estimates are reasonable, there can be no assurance that our existing contracts will result in actual revenue in any particular period or at all. Our estimated remaining contract value could vary or even change significantly depending upon various factors including government policies, government budgets and appropriations, the accuracy of our estimates of work to be performed under time and material contracts and whether we successfully compete with any multiple bidders in IDIQ contracts.